UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2006

@Road, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31511	94-3209170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47071 Bayside Parkway, Fremont, CA 94538

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code 510-668-1638

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business Operations

Item 1.02 Termination of a Material Definitive Agreement.

On July 11, 2006, @Road, Inc., a Delaware corporation (“@Road”) filed a Current Report on Form 8-K (the “Prior Current Report”) reporting that it had entered into an Asset Sale and Purchase Agreement dated July 7, 2006 (the “Purchase Agreement”) by and between @Road and MobileAria, Inc., a Delaware corporation (“MobileAria”) pursuant to which @Road would, subject to the terms thereof, purchase substantially all the assets of MobileAria.  A brief description of the terms of the Purchase Agreement that are material to @Road is set forth in Item 1.01 of the Prior Current Report which Item 1.01 is incorporated herein by this reference.

On July 18, 2006, @Road delivered to MobileAria written notice that effective immediately, @Road had terminated the Purchase Agreement pursuant to Section 9.1.2 of the Purchase Agreement which states that @Road may terminate the Purchase Agreement “if Verizon Services Corp. has terminated, threatened to terminate, or Verizon otherwise evidences an intent to terminate the Verizon Contract or materially reduce the amount of business conducted pursuant to the Verizon Contract.”  @Road exercised its right to terminate the Purchase Agreement in light of, among other things, Verizon Service Corp.’s filing of a pleading in the United States Bankruptcy Court, Southern District of New York containing its threat to terminate or materially reduce the amount of business it conducts under that certain Agreement No. C0505851 by and between MobileAria and Verizon Services Corp.  @Road’s decision to terminate was made after extensive negotiations with Verizon regarding additional demands for performance by @Road to correct alleged significant perceived problems Verizon had encountered under the Verizon Contract with MobileAria.  Based upon Verizon’s representations in its court pleading and during negotiations, @Road believed that despite its acquiescence to many of the demands made by Verizon, Verizon would have terminated the Verizon Contract impacting the economics of the acquisition which was based significantly upon the assignment of the Verizon Contract.

Upon termination of the Purchase Agreement pursuant to Section 9.1.2 thereof, @Road is entitled to the return of $500,000 that it previously deposited under the terms of the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

@Road, Inc.
(Registrant)

Date: July 19, 2006	By:	/s/ Michael Martini
Michael Martini
Senior Vice President and Chief Financial Officer